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                                                                Exhibit 99.1


DAY                                                  DAY INTERNATIONAL, INC.
                                                     130 W. SECOND STREET
                                                     P.O. BOX 338
                                                     DAYTON, OH 45401-0338
                                                     (937) 224-7124
                                                     FAX (937) 226-1466


PRESS RELEASE


DAY INTERNATIONAL GROUP, INC. SELLS TEXTILE PRODUCTS GROUP TO SAURER

DAYTON, OHIO (May 11, 2006) On May 9, 2006, Day signed a purchase contract to sell 100% of its Textile Products Group to certain affiliates of Saurer, AG. The sale is expected to be completed in approximately 30 days. Closing of the transaction is subject to approval by the respective antitrust commissions. Day's Textile Products Group employs approximately 270 full-time associates and generated sales of approximately $45 million in 2005. The Company's production facilities are located in Munster, Germany and Greenville, SC, USA. In addition, it has sales offices in Italy, Turkey and Hong Kong.

Day's Textile Products Group is the world's largest supplier of consumable, precision-engineered rubber cots (rollers), aprons (flexible belts), compressive shrinkage belts and other fabricated rubber products for the yarn spinning and glass-fiber-forming industries. Its primary products, cots and aprons, are used in the drafting process of ring-spinning machinery. Day's Textile Products Group has been manufacturing and marketing its products for over 65 years.

Day's President and CEO, Dennis Wolters, stated, "Day views this transaction as an opportunity to focus on our core image transfer business while aligning our Textile Products Group with a market-leading global company that is focused on providing its customers with full service textile solutions."

Day International produces and distributes highly engineered consumable products for offset, flexographic and digital printing processes. The company has developed a strong presence worldwide in the manufacturing and marketing of high-quality printing blankets, sleeves, and pressroom chemistry.

Day International, a privately owned company, was founded in 1905 in Dayton, Ohio. The company operates production, sales and distribution centers in North America, Latin America, Europe and the Pacific Rim. Product lines include dayGraphica(R) brand printing blankets and sleeves, david M(R) brand printing blankets, Varn(R) brand pressroom chemicals, day-Corr(R) die cutting blankets, Day-Flo(R) pre-inked rolls and Rotec(R) flexographic sleeves.

For further information:
Dwaine Brooks - Vice President, Human Resources
Tel. 828-687-4305 Fax 937-226-0052 or
Thomas J. Koenig - Vice President & Chief Financial Officer
Tel. 937-222-5714 Fax 937-226-0052

www.day-intl.com                    www.saurer.com
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